Exhibit 10.1

September 27, 2022

Sylebra Capital Limited
28 Hennessy Road, Floor 20
Wan Chai, Hong Kong
Attn:  Dan Gibson

Gentlemen:

This letter (this “Agreement”) constitutes the agreement between (a) Aeva Technologies, Inc. (“Company”) and (b) Sylebra Capital Limited (“Sylebra”) and each of the other related Persons (as defined below) set forth on the signature pages to this Agreement and their respective Affiliates (as defined below) and Associates (as defined below) (all such Persons, the “Sylebra Group”). Company and the Sylebra Group are together the “Parties.”

1.          Appointment of New Director. Promptly following the execution of this Agreement, Company’s Board of Directors (the “Board”) and all applicable committees of the Board shall take all action necessary to appoint Chris Eberle (the “Designee”) as a Class III director of Company with a term expiring at Company’s 2024 Annual Meeting of Stockholders (the “2024 Meeting”).

2.          Compliance with Laws and Company Policies. Sylebra will cause the Designee to agree, during the term of any service as a director of Company, to comply with all laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including Company’s code of conduct, insider trading policy, Regulation FD policy, related party transactions policy and corporate governance guidelines, in each case as amended from time to time.

3.          No Fiduciary Restriction. Notwithstanding anything to the contrary in this Agreement, the Designee, during his service as a director of Company, will not be prohibited from acting in his capacity as a director or from complying with his fiduciary duties as a director of Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board).

4.          Director Benefits. The Designee will be entitled to the same director benefits as other members of the Board, including (a) compensation for his service as a director and reimbursement for his expenses on the same basis as all other non-employee directors of Company, and (b) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.

5.          Recusal of the Designee. The Sylebra Group acknowledges that the Board or any of its committees may recuse the Designee from any Board or committee meeting or portion thereof at which the Board or such committee is evaluating or taking action with respect to (a) the exercise of any of Company’s rights or enforcement of any of the obligations under this Agreement; (b) any action taken in response to actions taken or proposed by any member of the Sylebra Group with respect to Company; or (c) any proposed transaction between Company and any member of the Sylebra Group.

6.          Standstill. During the Restricted Period, no member of the Sylebra Group will, and Sylebra will cause the Representatives of each member of the Sylebra Group not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement), without the prior consent of the Board:

(a)
with respect to Company or the Voting Securities, (i) initiate, make participate in or encourage any “solicitation” (as such term is used in Regulation 14A (the “Proxy Rules”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the Proxy Rules) in any such solicitation of proxies or consents with respect to any stockholder meeting of Company; or (iii) seek to advise, encourage or influence any Person with respect to the voting or disposition of any Voting Securities;

(b)
initiate, propose or otherwise “solicit” (as such term is used in the Proxy Rules) Company’s stockholders to approve any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 of the Proxy Rules or otherwise, or cause or encourage any Person to initiate or submit any such shareholder proposal;

(c)(i)
seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board;

(d)
other than solely with other members of the Sylebra Group with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), encourage, influence, advise or participate in a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities; (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; (iii) subject any Voting Securities to any voting trust, arrangement or agreement; and (iv) acquire, directly or indirectly, beneficial ownership of Voting Securities equal to or greater than 15.0% of the Company’s total outstanding shares.

(e)(i)
make any unsolicited offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving any member of the Sylebra Group and Company; or (ii) solicit a third party to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Company, or publicly encourage, initiate or support any third party in making such an unsolicited offer or proposal; or

(f)
other than with any other member of the Sylebra Group, enter into any agreements, understandings or arrangements (whether written or oral) with, or advise, finance, assist or encourage, any Person in connection with any of the foregoing.

Nothing in this paragraph 6 shall be deemed to (i) prohibit the Sylebra Group or its Affiliates from communicating privately with Company’s directors, officers, shareholders and representatives; provided that such private communications would not be reasonably determined to trigger public disclosure obligations for any party or would not circumvent any of the Sylebra Group’s obligations under paragraphs 6(a) through 6(f) and paragraph 7, and are made in compliance with all existing confidentiality obligations of the Sylebra Group and the Designee with respect to Company and this Agreement; or (ii) impose any restriction on the Designee discharging his fiduciary duties as a director of Company.

7.          Non-Disparagement. During the Restricted Period, no Party shall, and each Party shall not permit, any of its Representatives to make any public statement that constitutes or would reasonably be expected to constitute disparaging or impugning remarks on, or take any action reasonably likely to damage the reputation of, the other Party or its directors, officers, principals or partners. This paragraph 7 will not (a) apply to any statement made in connection with any action to enforce this Agreement; or (b) prohibit any person from reporting what it believes, upon advice of counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

8.          No Compensation Arrangements. The members of the Sylebra Group will not, directly or indirectly, compensate or agree to compensate the Designee for his service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities.

9.          Compliance with Securities Laws. The Sylebra Group acknowledges that it understands its obligations under the U.S. securities laws.

10.          Compliance with this Agreement. Sylebra will cause the other members of the Sylebra Group to comply with the terms of this Agreement and will be responsible for any breach of the terms of this Agreement by any such member, in each case whether or not such member is a party to this Agreement.

11.          Definitions. As used in this Agreement, the term (a) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (b) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement; (c) “Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement, but will exclude any Person not controlled by or under common control with the related Person; (d) “beneficially own,” “beneficially owned” and “beneficial ownership” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; (e) “business day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed; (f) “Representatives” means (i) a Person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, principals, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (g) “Restricted Period” means the period from the date of this Agreement until termination of this Agreement pursuant to paragraph 15; and (h) “Voting Securities” means the shares of Company’s common stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

12.          Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

13.          Representations of the Sylebra Group. Each member of the Sylebra Group, severally and not jointly, represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such member, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which such member or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; and (d) as of the date of this Agreement, it has not, directly or indirectly, compensated or agreed to compensate the Designee for his service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities. The Sylebra Group represents and warrants that as of the date of this Agreement, it is the beneficial owner of an aggregate of 27,101,533 shares of Company’s common stock.

14.          Representations of Company. Company represents that this Agreement (a) has been duly authorized, executed and delivered by it and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (b) does not require the approval of the stockholders of Company; and (c) does not and will not violate any law, any order of any court or other agency of government, Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever.

15.          Termination.  In the event shares beneficially owned by the Sylebra Group represent less than 9.0% of the outstanding shares of the Company, the Company shall have the right but not the obligation to request the resignation of Designee and Sylebra hereby agrees to cause Designee to resign within five business days of such request.  Sylebra shall only have the right to terminate this Agreement upon (a) the resignation of the Designee from the Board and (b) delivery to Company of advance written notice of such termination at least five business days prior to the date of such termination. Company shall have the right to terminate this Agreement upon delivery to Sylebra of advance written notice of such termination at least five business days prior to the date of such termination. Each of paragraph 3 and paragraphs 16 through 25 shall survive the termination of this Agreement to the extent permitted under applicable law.

16.          Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

17.          Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement, including all exhibits hereto, constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit, of the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.

18.          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

19.          Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction) for any lawsuit, claim or proceeding before any court (each, “Legal Proceeding”) arising out of or related to this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction with respect to any Legal Proceeding by motion or other request for leave from any such court; (c) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum for any Legal Proceeding arising out of or related to this Agreement. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in paragraph 23 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

20.          Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action arising out of or related to this Agreement in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

21.          Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

22.          Notices. All notices, consents, requests, instructions, approvals and other communications provided for in, and all legal process in regard to, this Agreement will be in writing and will be deemed validly given, made or served (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (but only if such confirmation is not automatically generated); or (c) one business day after deposit with a nationally recognized overnight delivery service. The addresses for such communications are as follows. At any time, any Party may, by notice given in accordance with this paragraph 22 to the other Party, provide updated information for notices pursuant to this Agreement.

(a)If to Company:

Aeva Technologies, Inc.
555 Ellis St.
Mountain View, CA 94043
Attn:  Soroush Salehian

with a copy (which will not constitute notice) to:

Simpson Thacher & Barlett LLP
2475 Hanover St.
Palo Alto, CA 94034
Attn:  Heidi Mayon
Email:  heidi.mayon@stblaw.com

(b)If to the Sylebra Group:

Sylebra Capital Limited
28 Hennessy Road, Floor 20
Wan Chai, Hong Kong
Attn:  Daniel Gibson
Matthew Whitehead
Email:  dg@sylebra.com, mw@sylebra.com

23.          Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

24.          Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually-identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

25.          Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[signature pages follow]

Agreed and accepted:

AEVA TECHNOLOGIES, INC.

By:	/s/ Soroush Salehian Dardashti
Its:	Chief Executive Officer

SYLEBRA CAPITAL LIMITED

By:	/s/ Matthew Whitehead
Its:	Chief Operating Officer, Director